Exhibit 99.1
Squarespace Announces Fourth Quarter and Full Year 2023 Financial Results and $500 Million Share Repurchase Authorization
Revenue Increased 18% in the Fourth Quarter and 17% for the Full Year 2023, Topping $1 Billion
Squarespace to Host Investor Day on May 15, 2024

NEW YORK, February 28, 2024 — Squarespace, Inc. (NYSE: SQSP), the design-driven platform helping entrepreneurs build brands and businesses online, today announced results for the fourth quarter and year ended December 31, 2023.

“Squarespace surpassed $1 billion in revenue for the first time in its 20-year history in 2023, driven by new customer growth across markets and strong retention, which speaks to our robust product offering,” said Anthony Casalena, Founder & CEO of Squarespace. “During 2023 we also made important strides in enhancing the foundation of our long-term growth through our acquisition of Google Domains, the launch of Squarespace Payments, and key product and feature introductions including new AI capabilities that expand our ecosystem and broaden accessibility to entrepreneurs wherever they are on their journey. Entering our third decade, we are in a strong position to capitalize across our core verticals of enabling small business, commerce and international expansion.”

“Squarespace delivered a record fourth quarter that exceeded our expectations across the board,” said Nathan Gooden, CFO of Squarespace. “We are combining increased scale and profitability with consistent execution and a relentless focus on innovation for entrepreneurs to set a strong foundation for sustainable growth and value creation. We view share repurchases as an integral part of our capital allocation strategy and the $500 million authorization announced today underscores the strong financial momentum in our business.”
Fourth Quarter 2023 Financial Highlights
•Total revenue grew 18% year over year to $270.7 million in the fourth quarter, compared with $228.8 million in the fourth quarter of 2022, and 16% in constant currency.
◦Presence revenue grew 20% year over year to $188.4 million and 18% in constant currency.
◦Commerce revenue grew 14% year over year to $82.3 million and 13% in constant currency.
•Net income totaled $5.3 million, compared with a net loss of $234.0 million in the fourth quarter 2022. The 2022 result included a $225.2 million non-cash goodwill impairment charge. Excluding the impairment charge, net loss for the fourth quarter of 2022 was $8.8 million.
•Earnings per share totaled $0.04 based on 136,153,002 basic and 139,387,350 dilutive weighted average shares in the fourth quarter, compared with a loss per share of $1.72 based on 136,340,283 basic and dilutive weighted average shares in the fourth quarter of 2022.
•Cash flow from operating activities increased 56% to $61.1 million for the three months ended December 31, 2023, compared with $39.1 million for the three months ended December 31, 2022.
•Total bookings grew 23% year over year to $286.1 million in the fourth quarter, compared to $232.1 million in the fourth quarter of 2022.
•Unlevered free cash flow increased 57% to $65.0 million representing 24% of total revenue for the three months ended December 31, 2023, compared with $41.5 million for the three months ended December 31, 2022.

•Adjusted EBITDA increased to $64.7 million in the fourth quarter, compared with $63.1 million in the fourth quarter of 2022.
Full Year 2023 Financial Highlights
•Total revenue grew 17% year over year to $1,012.3 million in 2023, compared with $867.0 million in 2022, and 16% in constant currency.
◦Presence revenue grew 18% year over year to $704.3 million and 17% in constant currency.
◦Commerce revenue grew 14% year over year to $308.0 million and 14% in constant currency.
•Net loss was $7.1 million, compared with a net loss of $252.2 million in 2022. The 2022 result included a $225.2 million non-cash goodwill impairment charge. Excluding the impairment charge, net loss for the full year 2022 was $27.1 million.
•Loss per share of $0.05 based on 135,531,363 basic and dilutive weighted average shares in 2023, compared with a loss per share of $1.82 based on 138,409,491 basic and dilutive weighted average shares in 2022.
•Cash flow from operating activities increased 41% to $231.1 million in 2023, compared with $164.2 million in 2022.
•Total bookings grew 19% year over year to $1,075.1 million in 2023, compared to $906.1 million in 2022.
•Unlevered free cash flow increased 46% to $241.0 million representing 24% of total revenue in 2023, compared with $165.6 million in 2022.
•Adjusted EBITDA increased to $235.4 million in 2023, compared with $147.5 million in 2022.
•Cash and cash equivalents at year-end 2023 of $257.7 million; total debt was $568.8 million, of which $49.0 million is current, debt net of cash and investments totaled $311.1 million.
•Total unique subscriptions increased 10% year over year to over 4.6 million in 2023, compared to 4.2 million in 2022.
•Average revenue per unique subscription ("ARPUS") increased 9% year over year to $228.02 in 2023, compared to $209.16 in 2022.
•Annual run rate revenue ("ARRR") grew 19% year over year to $1,105.7 million in 2023, compared to $931.7 million in 2022.
A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."
2023 Business Highlights
Product Innovation
Squarespace provides superior design and ease of use technology for entrepreneurs everywhere. Our passion for innovation drove all areas of our business. In 2023, the Company:
•Relaunched Squarespace Domains with a more complete domain management experience for domain-first customers following our acquisition of Google Domains Assets.
•Launched Squarespace Payments, which fully integrates with our customers' online stores to accept fast and secure payments and provides a seamless purchase experience for their customers all in one place.
•Unveiled Squarespace Blueprint, our guided website design system that provides professionally-curated layouts and styling options.
•Advanced Acuity Scheduling’s platform technologies and introduced new branding to help streamline the client booking experience with a centralized dashboard, mobile app tools, and payment features.
•Invested in Squarespace AI to make it easier than ever for users to generate custom content. Generative AI integrations help populate websites, email campaigns, and commerce store descriptions, enabling customers to efficiently publish and specialize content for their brand identity.

•Released our annual compilation of new products and features, Squarespace Refresh, where we showcased new tools spanning commerce, client invoicing, courses, email marketing, enterprise customer collaboration, and more.
•Enhanced Tock’s User System with a new iOS app and new reservation features, and integrated Reserve with Google to help Tock customers increase their visibility and drive diners to their businesses.
•Established a partnership with SoundCloud to bring SoundCloud Next Pro artists the opportunity to create a beautiful website with unique, music-themed domains.
Marketing & Brand
Our marketing investments, design-centric ethos, and go-to-market channels bolster our brand recognition and keep Squarespace top of mind for new audiences. This year, Squarespace:
•Continued to globalize our product suite by increasing our currency options by 5x.
•Introduced the second edition of Squarespace Collection (formerly Squarespace Icons) with Magnum Photos, where we partnered with six world renowned photographers to create signature website designs inspired by each photographer’s creativity and built on our website editor, Fluid Engine™.
•Teamed up with Adam Driver for our 9th Big Game campaign, “The Singularity,” where we honored Squarespace’s founding history as a pioneer in website building.
•Hosted our second Circle Day where we engaged thousands of members of our Circle partner program from around the world. Members shared advice and strategies on how to leverage strengths, skills, and connections to expand every web designer’s professional toolkit.
•Received multiple Fast Company awards, including Fast Company’s Most Innovative Companies and Innovation by Design, won two Webby Awards and our Big Game commercial won top honors from ADC, AICP, Cannes Lions, Ciclope, D&AD and the One Show.
Corporate
Squarespace is focused on creating and delivering value to entrepreneurs, partners, and investors. In 2023, the Company:
•Acquired Google’s Domains business, representing millions of domains, and established an exclusive reseller agreement for any customer purchasing a domain along with their Google Workspace subscription from Google directly.
•Won multiple awards recognizing the excellence of our organization including Comparably’s Best Places to Work in New York.
•Celebrated our 20th anniversary; across two decades the Squarespace platform has been used by millions to build beautiful brands and businesses online.
•Returned approximately $26.0 million to shareholders under our share repurchase program as of December 31, 2023, which represents approximately 1.3 million shares.
Share Repurchase Program
Squarespace's board of directors authorized a general share repurchase program of the Company's Class A common stock of up to $500 million with no fixed expiration. These Class A common stock repurchases may occur in the open market, through privately negotiated transactions, through block purchases, other purchase techniques including the establishment of one or more plans under Rule 10b5-1 of the Securities Exchange Act of 1934 or by any combination of such methods. The timing and actual amount of shares repurchased will depend on a variety of different factors and may be modified, suspended or terminated at any time at the discretion of the board of directors.

Outlook & Guidance
For the first quarter of fiscal year 2024, Squarespace currently expects:
•Revenue of $274 million to $277 million, or year-over-year growth of 16% to 17%.
•Non-GAAP unlevered free cash flow of $83 million to $86 million. This is the result of:
◦Cash flow from operating activities of $77 million to $81 million, minus
◦Capital expenditures, expected to be approximately $2 million to $3 million; plus
◦Cash paid for interest expense net of associated tax benefit, expected to be approximately $8 million.
For the full fiscal year 2024, Squarespace currently expects:
•Revenue of $1,170 million to $1,190 million, or year-over-year growth of 16% to 18%, which includes contributions in the range of $85 million to $88 million related to our acquisition of Google Domains Assets.
•Non-GAAP unlevered free cash flow of $290 million to $310 million. This is the result of:
◦Cash flow from operating activities of $266 million to $288 million, minus
◦Capital expenditures, expected in the range of $4 million to $6 million; plus
◦Cash paid for interest expense net of associated tax benefit, expected to be approximately $28 million.
Webcast Conference Call & Shareholder Letter Information
Squarespace will host a conference call on February 28, 2024 at 8:30 a.m. ET to discuss its financial results. A live webcast of the event will be available in the Events & Presentations section of the Squarespace Investor Relations website. An archived replay of the webcast will be available following the conclusion of the call. Additionally, we invite you to read our shareholder letter available on our Investor Relations website.
Squarespace to Host Investor Day
Squarespace will host an Investor Day on May 15, 2024 in New York City. A live webcast of the event will be available in the Events & Presentations section of the Squarespace Investor Relations website. Interested investors and analysts are encouraged to email investors@squarespace.com for an invitation.
Non-GAAP Financial Measures
Revenue growth in constant currency is being provided to increase transparency and align our disclosures with companies in our industry that receive material revenues from international sources. Revenue constant currency has been adjusted to exclude the effect of year-over-year changes in foreign currency exchange rate fluctuations. We believe providing this information better enables investors to understand our operating performance irrespective of currency fluctuations.
We calculate constant currency information by translating current period results from entities with foreign functional currencies using the comparable foreign currency exchange rates from the prior fiscal year. To calculate the effect of foreign currency translation, we apply the same weighted monthly average exchange rate as the comparative period. Our definition of constant currency may differ from other companies reporting similarly named measures, and these constant currency performance measures should be viewed in addition to, and not as a substitute for, our operating performance measures calculated in accordance with GAAP.
Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance. We calculate adjusted EBITDA as net income/(loss) excluding interest expense, other income/(loss), net (provision for)/benefit from income taxes, depreciation and amortization, stock-based compensation expense and other items that we do not consider indicative of our ongoing operating performance.
Unlevered free cash flow is a supplemental liquidity measure that Squarespace's management uses to evaluate its core operating business and its ability to meet its current and future financing and investing needs. Unlevered free cash flow is defined as cash flow from operating activities, including one-time expenses related to Squarespace's direct listing, less cash paid for capital expenditures increased by cash paid for interest expense net of the associated tax benefit.
Adjusted EBITDA, unlevered free cash flow and revenue constant currency are not prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") and have important limitations as an analytical tool. Non-GAAP financial measures are supplemental, should only be used in conjunction with results presented in accordance with GAAP and should not be considered in isolation or as a substitute for such GAAP results.
Further information on these non-GAAP items and reconciliation to their closest GAAP measure is provided below under, “Reconciliation of Non-GAAP Financial Measures.”
Definitions of Key Operating Metrics
On September 7, 2023, we closed an asset purchase agreement between us and Google LLC (“Google”) to acquire, among other things, Google’s domain assets (the “Google Domains Asset Acquisition “). Unique subscriptions and average revenue per unique subscription do not account for single domain subscriptions originally sold by Google as a part of the Google Domains Asset Acquisition (the “Acquired Domain Assets”).
Annual run rate revenue (“ARRR”). We calculate ARRR as the monthly revenue from subscription fees and revenue generated in conjunction with associated fees (fees taken or assessed in conjunction with commerce transactions) in the last month of the period multiplied by 12. We believe that ARRR is a key indicator of our future revenue potential. However, ARRR should be viewed independently of revenue, and does not represent our GAAP revenue on an annualized basis, as it is an operating metric that can be impacted by subscription start and end dates and renewal rates. ARRR is not intended to be a replacement or forecast of revenue.
Unique subscriptions represent the number of unique sites, standalone scheduling subscriptions, Unfold (social) and hospitality subscriptions, as of the end of a period. A unique site represents a single subscription and/or group of related subscriptions, including a website subscription and/or a domain subscription, and other subscriptions related to a single website or domain. Every unique site contains at least one domain subscription or one website subscription. For instance, an active website subscription, a custom domain subscription and a Google Workspace subscription that represent services for a single website would count as one unique site, as all of these subscriptions work together and are in service of a single entity’s online presence. Unique subscriptions do not account for one-time purchases in Unfold or for hospitality services nor do they account for our Acquired Domain Assets. The total number of unique subscriptions is a key indicator of the scale of our business and is a critical factor in our ability to increase our revenue base.
Average revenue per unique subscription (“ARPUS”). We calculate ARPUS as the total revenue during the preceding 12-month period divided by the average of the number of total unique subscriptions at the beginning and end of the period. ARPUS does not account for Acquired Domain Assets or the revenue from Acquired Domain Assets. We believe ARPUS is a useful metric in evaluating our ability to sell higher-value plans and add-on subscriptions.
Total bookings represents cash receipts for all subscriptions purchased, as well as payments due under the terms of contractual agreements for obligations to be fulfilled.
Gross merchandise value (“GMV”) represents the value of physical goods, content and time sold, including hospitality services, net of refunds, on our platform over a given period of time.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding Squarespace’s future operating results and financial position, including for its first fiscal quarter ending March 31, 2024 and its fiscal year ending December 31, 2024. The words "believe," "may," "will," "estimate," "potential," "continue," "anticipate," "intend," "expect," "could," "would," "project," "plan," "target," and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are based on management's expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: Squarespace's ability to attract and retain customers and expand their use of its platform; Squarespace’s ability to anticipate market needs and develop new solutions to meet those needs; Squarespace's ability to improve and enhance the functionality, performance, reliability, design, security and scalability of its existing solutions; Squarespace's ability to compete successfully in its industry against current and future competitors; Squarespace’s ability to manage growth and maintain demand for its solutions; Squarespace's ability to protect and promote its brand; Squarespace's ability to generate new customers through its marketing and selling activities; Squarespace’s ability to successfully identify, manage and integrate any existing and potential acquisitions or achieve the expected benefits of such acquisitions; Squarespace's ability to hire, integrate and retain highly skilled personnel; Squarespace’s ability to adapt to and comply with existing and emerging regulatory developments, technological changes and cybersecurity needs; Squarespace's compliance with privacy and data protection laws and regulations as well as contractual privacy and data protection obligations; Squarespace’s ability to establish and maintain intellectual property rights; Squarespace’s ability to manage expansion into international markets; and the expected timing, amount, and effect of Squarespace’s share repurchases. It is not possible for Squarespace's management to predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Squarespace may make. In light of these risks, uncertainties, and assumptions, Squarespace's actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are included in Squarespace's filings with the Securities and Exchange Commission. Except as required by law, Squarespace assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.
About Squarespace
Squarespace (NYSE: SQSP) is a design-driven platform helping entrepreneurs build brands and businesses online. We empower millions in more than 200 countries and territories with all the tools they need to create an online presence, build an audience, monetize, and scale their business. Our suite of products range from websites, domains, ecommerce, and marketing tools, as well as tools for scheduling with Acuity, creating and managing social media presence with Bio Sites and Unfold, and hospitality business management via Tock. For more information, visit www.squarespace.com.
Contacts
Investors
investors@squarespace.com
Media
press@squarespace.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Revenue	$270,718	$228,812	$1,012,336	$866,972
Cost of revenue(1)	69,650	40,106	207,520	152,655
Gross profit	201,068	188,706	804,816	714,317
Operating expenses:
Research and product development(1)	61,715	56,828	242,188	227,297
Marketing and sales(1)	91,513	66,154	349,574	322,051
General and administrative(1)	29,922	37,942	129,326	151,620
Impairment charge	—	225,163	—	225,163
Total operating expenses	183,150	386,087	721,088	926,131
Operating income/(loss)	17,918	(197,381)	83,728	(211,814)
Interest expense	(10,718)	(7,230)	(36,768)	(18,207)
Other (loss)/income, net	(4,163)	(9,567)	3,362	5,030
Income/(loss) before benefit from/(provision for) income taxes	3,037	(214,178)	50,322	(224,991)
Benefit from/(provision for) income taxes	2,219	(19,784)	(57,403)	(27,230)
Net income/(loss)	$5,256	$(233,962)	$(7,081)	$(252,221)

Net income/(loss) per share, basic and dilutive	$0.04	$(1.72)	$(0.05)	$(1.82)
Weighted-average shares used in computing net income/(loss) per share, basic	136,153,002	136,340,283	135,531,363	138,409,491
Weighted-average shares used in computing net income/(loss) per share, dilutive	139,387,350	136,340,283	135,531,363	138,409,491
(1) Includes stock-based compensation as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Cost of revenue	$1,451	$944	$5,536	$3,414
Research and product development	13,868	11,099	54,806	42,237
Marketing and sales	2,921	2,450	10,856	8,696
General and administrative	9,587	12,989	36,551	48,186
Total stock-based compensation	$27,827	$27,482	$107,749	$102,533

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$257,702	$197,037
Restricted cash	36,583	35,583
Investment in marketable securities	—	31,757
Accounts receivable	24,894	10,748
Due from vendors	6,089	4,442
Prepaid expenses and other current assets	48,947	48,326
Total current assets	374,215	327,893
Property and equipment, net	58,211	51,633
Operating lease right-of-use assets	77,764	86,824
Goodwill	210,438	210,438
Intangible assets, net	190,103	42,808
Other assets	11,028	10,921
Total assets	$921,759	$730,517
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$12,863	$12,987
Accrued liabilities	99,435	64,360
Deferred revenue	333,191	269,689
Funds payable to customers	42,672	38,845
Debt, current portion	48,977	40,758
Operating lease liabilities, current portion	12,640	11,514
Total current liabilities	549,778	438,153
Deferred income taxes, non-current portion	1,039	788
Debt, non-current portion	519,816	473,167
Operating lease liabilities, non-current portion	97,714	110,169
Other liabilities	13,764	11,231
Total liabilities	1,182,111	1,033,508
Commitments and contingencies
Redeemable convertible preferred stock, par value of $0.0001; zero shares authorized as of December 31, 2023 and 2022, respectively; zero shares issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Preferred stock, par value of $0.0001; 100,000,000 shares authorized as of December 31, 2023 and 2022, respectively; zero shares issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Stockholders’ deficit:
Class A common stock, par value of $0.0001; 1,000,000,000 shares authorized as of December 31, 2023 and 2022, respectively; 88,545,012 and 87,754,534 shares issued and outstanding as of December 31, 2023 and 2022, respectively	9	8
Class B common stock, par value of $0.0001; 100,000,000 shares authorized as of December 31, 2023 and 2022, respectively; 47,844,755 shares issued and outstanding as of December 31, 2023 and 2022, respectively	5	5
Class C common stock (authorized March 15, 2021), par value of $0.0001; zero shares authorized as of December 31, 2023 and 2022, respectively; zero shares issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Class C common stock (authorized May 10, 2021), par value of $0.0001; 1,000,000,000 shares authorized as of December 31, 2023 and 2022, respectively; zero shares issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Additional paid in capital	924,634	875,737
Accumulated other comprehensive loss	(843)	(1,665)
Accumulated deficit	(1,184,157)	(1,177,076)
Total stockholders’ deficit	(260,352)	(302,991)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$921,759	$730,517

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended December 31,
	2023	2022
OPERATING ACTIVITIES:
Net loss	$(7,081)	$(252,221)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	43,927	31,617
Stock-based compensation	107,749	102,533
Impairment charge	—	225,163
Deferred income taxes	251	788
Non-cash lease (income)/expense	(2,286)	2,227
Other	831	832
Changes in operating assets and liabilities:
Accounts receivable and due from vendors	(15,678)	(5,461)
Prepaid expenses and other current assets	(458)	3,699
Accounts payable and accrued liabilities	33,519	(2,215)
Deferred revenue	61,364	39,464
Funds payable to customers	3,827	8,707
Other operating assets and liabilities	5,152	9,086
Net cash provided by operating activities	231,117	164,219
INVESTING ACTIVITIES:
Proceeds from the sale and maturities of marketable securities	39,664	27,193
Purchases of marketable securities	(7,824)	(27,681)
Cash paid for acquisitions, net of acquired cash	(176,721)	—
Purchase of property and equipment	(16,998)	(11,543)
Net cash used in operating activities	(161,879)	(12,031)
FINANCING ACTIVITIES:
Borrowings on Term Loan	99,444	—
Payments of debt issuance costs	(637)	—
Principal payments on debt	(44,867)	(13,586)
Payments for repurchase and retirement of Class A common stock	(25,989)	(120,193)
Taxes paid related to net share settlement of equity awards	(36,366)	(21,268)
Proceeds from exercise of stock options	228	2,211
Net cash used in financing activities	(8,187)	(152,836)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	614	(412)
Net increase/(decrease) in cash, cash equivalents and restricted cash	61,665	(1,060)
Cash, cash equivalents and restricted cash at the beginning of the period	232,620	233,680
Cash, cash equivalents and restricted cash at the end of the period	$294,285	$232,620

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$257,702	$197,037
Restricted cash	36,583	35,583
Cash, cash equivalents and restricted cash at the end of the period	$294,285	$232,620

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
Cash paid during the year for interest	$35,668	$17,088
Cash paid during the year for income taxes, net of refunds	$41,747	$10,664

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchases of property and equipment included in accounts payable and accrued liabilities	$129	$1,784
Accrued taxes related to net share settlement of equity awards	$377	$176
Non-cash leasehold improvements	$—	$(5,864)
Capitalized stock-based compensation	$3,940	$980

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(in thousands)
(unaudited)
The following tables reconcile each non-GAAP financial measure to its most directly comparable GAAP financial measure:

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Net income/(loss)	$5,256	$(233,962)	$(7,081)	$(252,221)
Interest expense	10,718	7,230	36,768	18,207
(Benefit from)/provision for income taxes	(2,219)	19,784	57,403	27,230
Depreciation and amortization	18,952	7,844	43,927	31,617
Stock-based compensation expense	27,827	27,482	107,749	102,533
Other loss/(income), net	4,163	9,567	(3,362)	(5,030)
Impairment charge	—	225,163	—	225,163
Adjusted EBITDA	$64,697	$63,108	$235,404	$147,499

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Cash flows from operating activities	$61,090	$39,102	$231,117	$164,219
Cash paid for capital expenditures	(3,857)	(2,691)	(16,998)	(11,543)
Free cash flow	$57,233	$36,411	$214,119	$152,676
Cash paid for interest, net of the associated tax benefit	7,788	5,105	26,894	12,874
Unlevered free cash flow	$65,021	$41,516	$241,013	$165,550

	December 31, 2023	December 31, 2022
Total debt outstanding	$568,793	$513,925
Less: total cash and cash equivalents and marketable securities	257,702	228,794
Total net debt	$311,091	$285,131

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Revenue, as reported	$270,718	$228,812	$1,012,336	$866,972
Revenue year-over-year growth rate, as reported	18.3%	10.3%	16.8%	10.6%
Effect of foreign currency translation ($)(1)	$4,664	$(8,252)	$7,010	$(28,318)
Effect of foreign currency translation (%)(1)	2.0%	(4.0)%	0.8%	(3.6)%
Revenue constant currency growth rate	16.3%	14.3%	16.0%	14.2%

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Commerce revenue, as reported	$82,285	$71,983	$307,987	$269,672
Revenue year-over-year growth rate, as reported	14.3%	12.1%	14.2%	17.5%
Effect of foreign currency translation ($)(1)	$796	$(1,451)	$1,204	$(4,960)
Effect of foreign currency translation (%)(1)	1.1%	(2.3)%	0.4%	(2.2)%
Commerce constant currency growth rate	13.2%	14.4%	13.8%	19.7%

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Presence revenue, as reported	$188,433	$156,829	$704,349	$597,300
Revenue year-over-year growth rate, as reported	20.2%	9.5%	17.9%	7.7%
Effect of foreign currency translation ($)(1)	$3,867	$(6,801)	$5,806	$(23,358)
Effect of foreign currency translation (%)(1)	2.5%	(4.7)%	1.0%	(4.2)%
Presence constant currency growth rate	17.7%	14.2%	16.9%	11.9%
(1) To calculate the effect of foreign currency translation, we apply the same weighted monthly average exchange rate as the comparative period.
Amounts may not sum due to rounding.

SUMMARY OF SHARES OUTSTANDING
(unaudited)

	Years Ended December 31,
	2023	2022
Shares outstanding:
Class A common stock	88,545,012	87,754,534
Class B common stock	47,844,755	47,844,755
Class C common stock	0	0
Total shares outstanding	136,389,767	135,599,289

KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Unique subscriptions (in thousands)	4,631	4,204	4,631	4,204
Total bookings (in thousands)	$286,123	$232,145	$1,075,096	$906,056
ARRR (in thousands)	$1,105,743	$931,708	$1,105,743	$931,708
ARPUS	$228.02	$209.16	$228.02	$209.16
Adjusted EBITDA (in thousands)	$64,697	$63,108	$235,404	$147,499
Unlevered free cash flow (in thousands)	$65,021	$41,516	$241,013	$165,550
GMV (in thousands)	$1,654,126	$1,556,004	$6,211,823	$6,058,832
Unique subscriptions and average revenue per unique subscription (“ARPUS”) do not account for single domain subscriptions originally sold by Google as a part of the Google Domains Asset Acquisition.